EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, December 15, 2003

COACHMEN INDUSTRIES, INC. ISSUES CAUTION FOR
FOURTH QUARTER EARNINGS

  2003 Earnings Projection Lowered to $6.4 — $7.0 million from
  $8 million.
  RV material shortages negatively impacting operating performance.
  Strong performance expected in 2004.

Elkhart, Ind. — Based on fourth quarter developments, Coachmen Industries, Inc. (NYSE: COA) today announced that 2003 earnings are projected to be $6.4 million to $7.0 million or $0.41 to $0.45 per share, versus $8.0 million or $0.52 per share as previously expected. At the same time, the Company announced that it has completed the intangible asset evaluation process and has determined that no impairment charges pursuant to FAS 142 will be required.

Claire C. Skinner, Coachmen Chairman and Chief Executive Officer, remarked, “We are extremely pleased with the tremendous success we recently experienced at the National RV Trade Show in Louisville, where dealer orders of over $100 million increased by 75% from the previous year. However, typical of the delivery pattern of orders taken at the Louisville Show, these sales will not generally be realized until 2004.

“The strength of these orders bodes very well for solid growth and success in 2004. However, they will have little impact on our fourth quarter results, which now appear will be more negatively affected by RV component shortages than originally anticipated,” Skinner continued. “In addition, deliveries of All American Homes products are constrained by weather challenges at this time of the year.”

The Company had warned investors about the shortage of RV ovens and ranges, among other materials, in its third quarter earnings release and conference call. At that time, suppliers had expressed confidence of a resolution to the problem by mid-November. That resolution has not occurred, the situation has worsened, and suppliers have now advised that these shortages will likely continue through February of 2004.

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Coachmen Industries, Inc. Updates 2004 Outlook

December 15, 2003

“As a result of this industry-wide problem, we often are receiving these parts later than needed to complete the units on the assembly line, causing significant amounts of off-line rework and costly manufacturing inefficiencies associated with installing missing components,” Skinner said. “We are managing the situation by making sure that all wholesale and retail sold orders receive first priority for completion when the parts become available. Further, we have substituted microwave or convection ovens where possible, and are offering an ‘oven-delete option’ as well.”

“Despite these external factors that are impacting our businesses near-term, our overall fundamentals for each segment are very positive. Backlogs are strong, our products are in high, and growing, demand as evidenced by the Louisville results, and we are expanding into new markets in our modular housing and building businesses, consistent with a solid strategic plan. While we are frustrated with the events that are impacting this fourth quarter, we are very confident that the Company is very well-positioned for strong growth in 2004 and beyond,” Skinner concluded.

Coachmen Industries, Inc., founded in 1964, is one of the nation’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY®, SHASTA® and VIKING®. Coachmen Industries is also one of the largest systems-built home producers in the nation with its ALL AMERICAN HOMES® subsidiaries. Modular commercial structures are manufactured by the Company’s Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
      Joseph P. Tomczak
      Executive Vice President and Chief Financial Officer
      574-262-0123

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